Exhibit 99.1

ENERGY SERVICES OF AMERICA FILES QUARTERLY REPORT

Huntington, WV   May 14, 2018-  Energy Services of America (the “Company” or “Energy Services”) (OTC QB: ESOA), parent company of C.J. Hughes Construction Company (“C.J. Hughes”) and Nitro Construction Services, Inc. (“Nitro”), announced the filing of the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2018. Energy Services earned revenues of $23.1 million and $55.6 million for the three and six months ended March 31, 2018, respectively. Net loss available to common shareholders was $1.0 million and $954,000 for the three and six months ended March 31, 2018, respectively. The Company had adjusted EBITDA of $164,000 ($0.01 per share) and $1.2 million ($0.08 per share) for the three and six months ended March 31, 2018, respectively. The backlog at March 31, 2018 was $55.1 million; however, the backlog does not include a $47.0 million pipeline project that was awarded in April 2018. This project is scheduled to begin in June 2018 and complete in November 2018.

Below is a comparison of the Company’s operating results for the three and six months ended March 31, 2018 and 2017:

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2018	2017	2018	2017

Revenue	$23,093,033	$25,371,605	$55,640,636	$62,868,477

Cost of revenues	22,036,935	23,859,453	52,609,084	56,671,538

Gross profit	1,056,098	1,512,152	3,031,552	6,196,939

Selling and administrative expenses	1,956,356	1,939,278	3,965,447	4,134,888
Income (loss) from operations	(900,258)	(427,126)	(933,895)	2,062,051

Other income (expense)
Interest income	61	-	132,342	-
Other nonoperating expense	(47,023)	(40,231)	(102,147)	(111,660)
Interest expense	(243,708)	(143,546)	(539,552)	(374,515)
Gain on sale of equipment	19,670	41,841	388,375	68,831
	(271,000)	(141,936)	(120,982)	(417,344)

Income (loss) before income taxes	(1,171,258)	(569,062)	(1,054,877)	1,644,707

Income tax expense (benefit)	(223,683)	(256,523)	(255,802)	718,589

Net income (loss)	(947,575)	(312,539)	(799,075)	926,118

Dividends on preferred stock	77,250	77,250	154,500	154,500

Net income (loss) available to common shareholders	$(1,024,825)	$(389,789)	$(953,575)	$771,618

Weighted average shares outstanding-basic	14,239,836	14,239,836	14,239,836	14,239,836

Weighted average shares-diluted	14,239,836	14,239,836	14,239,836	17,673,169
Earnings (loss) per share from continuing operations
available to common shareholders	$(0.072)	$(0.027)	$(0.067)	$0.054

Earnings (loss) per share from continuing operations-diluted
available to common shareholders	$(0.072)	$(0.027)	$(0.067)	$0.044

Earnings (loss) per share
available to common shareholders	$(0.072)	$(0.027)	$(0.067)	$0.054

Earnings (loss) per share-diluted
available to common shareholders	$(0.072)	$(0.027)	$(0.067)	$0.044

Revenues decreased by $7.3 million or 11.5% to $55.6 million for the six months ended March 31, 2018 from $62.9 million for the same period in 2017. The decrease was primarily attributable to a $13.8 million revenue decrease in petroleum and gas work and a $100,000 revenue decrease in water and sewer projects and other ancillary services, partially offset by a $6.6 million revenue increase in electrical and mechanical services.

Douglas Reynolds, President, commented on the announcement. “The first six months of fiscal year 2018 did not meet the expectations we established at the beginning of the year. The primary reasons were finishing two pipeline projects that suffered major losses in fiscal year 2017 and new projects starting later than anticipated in fiscal year 2018. However, the April award of a 21-mile pipeline project valued at $47.0 million sets us up well for the remaining six months of this fiscal year and into fiscal year 2019.” Reynolds continued, “We have made a few key additions this year that are already having an immediate impact within our pipeline group. On the sales and marketing side, we are receiving bid opportunities and project awards from new customers in addition to strengthening relationships with past clients. Operationally, we have made personnel additions that will enhance our overall management experience, provide contacts to new customers and improve our access to skilled labor. We are excited about these improvements and feel we are in position to have a strong finish to fiscal year 2018.”

Please refer to the table below that reconciles adjusted EBITDA and adjusted EBITDA per share with net income available to common shareholders:

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
	Unaudited	Unaudited	Unaudited	Unaudited

Net income (loss) available to
common shareholders	$(1,024,825)	$(389,789)	$(953,575)	$771,618

Add: Income tax expense (benefit)	(223,683)	(256,523)	(255,802)	718,589

Add: Dividends on preferred stock	77,250	77,250	154,500	154,500

Add: Interest expense	243,708	143,546	539,552	374,515

Less: Non-operating expense (income)	27,292	(1,610)	(418,570)	42,829

Add: Depreciation expense	1,064,658	727,820	2,114,346	1,406,151

Adjusted EBITDA	$164,400	$300,694	$1,180,451	$3,468,202
Common shares outstanding	14,239,836	14,239,836	14,239,836	14,239,836
Adjusted EBITDA per common share	$0.01	$0.02	$0.08	$0.24

Certain statements contained in the release, including without limitation statements including the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source: Energy Services of America

Contact: Douglas Reynolds, President

304-522-3868